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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2001

THE TITAN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-06035	95-2588754
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3033 Science Park Road, San Diego, California 92121-1199
(Address of principal executive offices)

Registrant's telephone number, including area code: (858) 552-9500

Item 5. Other Events

Agreement to Acquire BTG, Inc.

    On September 19, 2001, The Titan Corporation, a Delaware corporation ("Titan"), entered into a definitive agreement with BTG, Inc., a Virginia corporation ("BTG"), and T T Acquisition Corp., a Virginia corporation and a wholly owned subsidiary of Titan, pursuant to which Titan will acquire BTG by a merger of such subsidiary with and into BTG. As a result of the merger, the outstanding BTG common stock will be converted into the right to receive $13.35 per BTG share or approximately $114.9 million in Titan common stock and $27.0 million in cash. The total consideration, which is to be paid in approximately 81% Titan common stock and 19% cash, may change if Titan's common stock falls below $17.75. If the fifteen day average closing sales price for Titan's common stock (ending five trading days prior to the date of BTG's shareholder's meeting) is between $16.15 and $17.74, then Titan will issue approximately 6.5 million shares of Titan common stock to the BTG shareholders and cash in an amount equal to approximately 19% of the total consideration. If the average Titan closing price is less than $16.15, then Titan will issue shares of Titan common stock having an aggregate value of approximately $104.6 million to the BTG shareholders and cash in an amount equal to approximately 19% of the total consideration. A $5 million termination fee is payable by BTG to Titan under certain circumstances in connection with a termination of the definitive agreement. The parties intend for the merger to be considered a tax-free reoganization under the Internal Revenue Code with respect to the Titan common stock issued to BTG shareholders and as a purchase for accounting purposes.

    Consummation of the merger is subject to the satisfaction of certain conditions, including (1) approval of the definitive agreement and the merger by the shareholders of BTG, (2) effectiveness of a registration statement registering with the Securities and Exchange Commission the shares of Titan common stock to be issued in the merger, (3) approval of the listing of the shares of common stock to be issued by Titan in connection with the merger by the New York Stock Exchange, (4) compliance with all applicable provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the expiration of all applicable waiting periods thereunder, (5) approval of Titan's lenders and (6) certain other customary conditions.

    The foregoing summary is a general description of certain pricing and related terms contained in the definitive agreement for the transaction and is qualified in its entirety by reference to the definitive agreement, a copy of which is attached hereto as Exhibit 2.1 and incorporated herein by reference.

    On September 20, 2001, Titan issued a press release with respect to the definitive agreement and the related transactions. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

    Certain shareholders beneficially owning in the aggregate approximately 23.1% of the outstanding BTG common stock, as of September 18, 2001, have entered into a Voting Agreement with Titan pursuant to which they have agreed to vote their BTG common stock in favor of the merger. Pursuant to the Voting Agreement, each shareholder has also granted an irrevocable proxy to Titan, a form of which is attached as an exhibit to the Voting Agreement, to vote their BTG common stock in favor of the merger. The foregoing summary is a general description of the terms of the Voting Agreement and is qualified in its entirety by reference to the Voting Agreement, a copy of which is attached hereto as Exhibit 99.2 and incorporated herein by reference.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

  (c)
  Exhibits.

2.1	Agreement and Plan of Reorganization, dated September 19, 2001, among The Titan Corporation, T T Acquisition Corp., and BTG, Inc.
99.1	Press Release, dated September 20, 2001.
99.2	Voting Agreement, dated as of September 19, 2001, between The Titan Corporation, T T Acquisition Corp., and certain shareholders party thereto.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TITAN CORPORATION
Date: September 24, 2001	By:	/s/ NICHOLAS J. COSTANZA Nicholas J. Costanza, Esq. Senior Vice President, General Counsel and Secretary

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  Item 5. Other Events
  Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
SIGNATURES